CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)

PROCEPT BioRobotics Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Type	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock; $0.00001 par value per share	457(c) and 457(h)	2,689,575 (3)	$37.36	$100,482,522.00	$110.20 per $1,000,000	$11,073.17
Fees Previously Paid
	Total Offering Amounts							$11,073.17
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$11,073.17
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2021 Equity Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on February 27, 2023, which date is within five business days prior to filing this Registration Statement.
(3)Represents additional shares of the Registrant’s Common Stock that became available for issuance on January 1, 2023 under the 2021 Plan and ESPP, by operation of automatic annual increase provisions respectively therein.